Exhibit 4.1

Execution Version

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of March 9, 2016 by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP., a New York corporation (“BCDA”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), and FWCD, LLC, a Missouri limited liability company (“FWCD” and together with HTS MWD, HTS GWD, BCDA, MLC, and Christian Disposal, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”) and certain subsidiaries of Holdings, the Lenders from time to time party thereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Lead Arranger.

RECITALS

A.           The Companies, Holdings, Lenders and Administrative Agent are parties to that certain Credit and Guaranty Agreement, dated as of December 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;
B.           The Companies have requested that the Lenders amend certain provisions of the Credit Agreement, waive certain Events of Default and provide certain consents, and, subject to the terms and conditions hereof, the Lenders executing this Amendment are willing to do so;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges” in their entirety with the following:

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) Consolidated Corporate Overhead, plus (g) other non Cash items reducing Consolidated Net Income (excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) any other amounts approved by the Administrative Agent in its sole discretion, minus (ii) the sum, without duplication of the amounts for such period of (a) other non Cash items increasing Consolidated Net Income for such period (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income.
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Maintenance Capital Expenditures and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP.
2. Section 1.1 of the Credit Agreement is further amended by inserting the following new defined term in appropriate alphabetical order:
“Consolidated Maintenance Capital Expenditures” means, for any period, Consolidated Capital Expenditures other than Consolidated Growth Capital Expenditures.
3. Schedule 5.15 of the Credit Agreement is hereby amended by replacing “On or prior to the date that is 30 days following the Closing Date” with the words “On or prior to March 23, 2016” in each of items (4), (7) and (8) of such Schedule 5.15.
B. LIMITED WAIVER

The Lenders hereby waive the Events of Default that have occurred and are continuing (a) under Section 8.1(c) of the Credit Agreement due to the failure of the monthly financial statements delivered with respect to the month ending December 31, 2015 to satisfy the requirements set forth in Section 5.1(a) of the Credit Agreement, (b) under Section 8.1(c) of the Credit Agreement due to the failure of the Credit Parties to deliver a Compliance Certificate with respect to the fiscal month and Fiscal Quarter ending December 31, 2015 when required under Section 5.1(d) of the Credit Agreement and (c) under Section 8.1(c) of the Credit Agreement due to the failure of the Credit Parties to satisfy the requirements of Section 5.15 of the Credit Agreement with respect to items (4), (7) and (8) set forth on such Schedule 5.15 on or prior to the dates set forth in such Schedule 5.15. The waivers set forth in this Section B are limited to the specified Events of Default set forth herein and nothing herein, nor any communications among Administrative Agent, any Lender or any Credit Party shall be deemed a waiver with respect to any other Default or Event of Default, or any future failure of any Credit Party to comply fully with any provision of the Credit Agreement or any provision of any other Credit Document (including, but not limited to, any future failure to satisfy the requirements of items (4), (7) and (8) of Schedule 5.15 to the Credit Agreement on or prior to the amended dates provided in this Amendment and any possible future Default or Event of Default of which the Administrative Agent or any Lender may have been advised).

C. CONSENTS

1.     The Lenders consent to the delivery of an audit report of D’Arelli Pruzansky PA with respect to the consolidated financial statements for the Fiscal Year ending December 31, 2015, notwithstanding the requirement under Section 5.1(c) of the Credit Agreement that Holdings deliver a report of independent certified public accountants of recognized national standing together with the consolidated financial statements for each Fiscal Year. This consent is limited to the delivery of a report of independent certified public accountants with respect to the consolidated financial statements for the Fiscal Year ending December 31, 2015.

2.     The Lenders hereby consent to the filing by Holdings of both (x) a Form 8-K/A to amend the 8-K filed by Holdings on December 29, 2015 to include historical financial statements with respect to the Closing Date Acquisitions and any additional pro forma financial information required and (y) a Form 10-K with respect to the Fiscal Year ending December 31, 2015 within any extension period permitted under the Securities Act, Exchange Act and rules and regulations thereunder, notwithstanding the requirement under Section 6.16 of the Credit Agreement that Holdings ensure that all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder be made on or prior to the date required, without giving effect to any extension or possible extension of such dates permitted thereunder. This consent is limited to the filings specified and all other filings shall comply with Section 6.16 of the Credit Agreement.

D. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, the Credit Parties shall have no rights under this Amendment, until Administrative Agent shall have received each of the following:

(i)  reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent) to the extent invoiced prior to the date hereof; and

(ii)  executed counterparts to this Amendment from each Company, each other Credit Party, and each of the Lenders.

E. REPRESENTATIONS

To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1.    The execution, delivery and performance by such Credit Party of this Amendment (a) are within each Credit Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Credit Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party or any of its Subsidiaries; and (g) do not require the consent or approval of any Governmental Authority or any other person;

2.     This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3.      After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

F. OTHER AGREEMENTS

1. Continuing Effectiveness of Credit Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto and each Credit Party reaffirms and ratifies all terms of the Credit Agreement, as amended hereby, and other Credit Documents. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Companies of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Company to the Lenders or any other obligation of any Company, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Company, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Administrative Agent and the Lenders under the Credit Agreement and the other Credit Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Companies agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Credit Party hereby releases, acquits, and forever discharges Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents, other than claims, liabilities or obligations caused by Administrative Agent's or any Lender's own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC., as Holdings

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
    Title: Manager

BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP.

By: /s/ Jeffrey Cosman
        Name: Jeffrey Cosman
        Title: President

MERIDIAN LAND COMPANY, LLC

By: /s/ Jeffrey Cosman
        Name: Jeffrey Cosman
        Title: Manager

[Signature Page to First Amendment to Credit and Guaranty Agreement]

CHRISTIAN DISPOSAL, LLC By: /s/ Jeffrey Cosman Name: Jeffrey Cosman Title: Manager FWCD, LLC By: /s/ Jeffrey Cosman Name: Jeffrey Cosman Title: Manager

[Signature Page to First Amendment to Credit and Guaranty Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, LP, as Administrative Agent

By: /s/ Justin Betzen
       Name: Justin Betzen
       Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By: /s/ Justin Betzen
       Name: Justin Betzen
       Title: Senior Vice President

[Signature Page to First Amendment to Credit and Guaranty Agreement]